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                                                              EXHIBIT 99


                   [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Press/Shareholder Inquiries:
FOR IMMEDIATE RELEASE                  J. STEVEN WISE, Manager,
Baltimore, Maryland-DECEMBER 18, 2000  Corporate & Government Affairs
                                       (410) 659-4859


     CROWN CENTRAL TO MERGE WITH ROSEMORE, APEX TO SUPPORT MERGER

Crown Central Petroleum Corporation (CNPa and CNPb on the American Stock Exchange) announced today that it had entered into a definitive agreement and plan of merger with Rosemore, Inc., a Maryland corporation, which owns, directly or indirectly, approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock. Under the merger agreement, Rosemore will, through its wholly-owned subsidiary Rosemore Acquisition Corporation, acquire all of the issued and outstanding Class A and Class B common stock held by stockholders other than Rosemore and its affiliates for a price of $10.50 per share in cash.

     The acquisition price of $10.50 per share represents a premium of 31.25% and 50% to the market prices of $8.00 per share and $7.00 per share of Crown's Class A common stock and Class B common stock, respectively, at the close of trading on December 14, 2000, the day prior to the date on which Rosemore announced its intention to seek to acquire Crown.

     The merger agreement provides that Rosemore Acquisition Corporation will merge with and into Crown, resulting in Crown becoming a wholly-owned subsidiary of Rosemore. Crown will be the surviving entity in the merger and plans to continue to operate as a separate company under its current name.

     The merger will require the approval of Crown's stockholders, and Crown will call a special stockholders' meeting to vote on the merger. Under Maryland law and Crown's charter, the merger will require the affirmative vote of two-thirds of Crown's issued and outstanding common stock. Crown's Class A and Class B common stock will vote as a single class on the merger, with Crown's Class A common stock having one vote per share, and Crown's Class B common stock having one-tenth of a vote per share. Rosemore's stock in Crown represents approximately 45.41% of the votes exercisable by Crown's issued and outstanding common stock. In addition, certain members of the Novelly group, who among them own approximately 14.70% of Crown's Class A common stock and 3.48% of Crown's Class B common stock, representing approximately 13.60% of the votes exercisable by Crown's issued and outstanding common stock, have agreed to vote in favor of the merger, and have also agreed to sell their Crown stock to Rosemore if the merger agreement is terminated, other than in certain limited circumstances.

     The merger agreement also requires the approval of a majority of the stock other than the stock owned by Rosemore and its affiliates) present and voting at the stockholders' meeting, and the votes of Crown common stock now owned by the selling members of the Novelly group will count toward this vote. The merger is also subject to other customary closing conditions.

     In connection with the merger agreement and related transactions, Crown and First Union National Bank, as rights agent, entered into a second amendment to Crown's rights agreement, dated as of December 17, 2000, to permit the merger and Rosemore's related arrangements with the Novelly group. Crown's Board also declared the merger and the related transactions to be an "Approved Transaction" under the rights agreement. As a result, the execution of the merger agreement and related documents does not cause a "Distribution Date" to occur under or otherwise trigger the operative provisions of the rights agreement.

     The merger was unanimously approved by Crown's committee of independent directors and, on its recommendation, by Crown's Board of Directors on December 16, 2000. Crown has received an opinion from its financial advisor, Credit Suisse First Boston, that the aggregate consideration to be received by the stockholders of Crown in the merger is fair, from a financial point of view, to the stockholders of Crown other than Rosemore, and the members of the group affiliated with Mr. Paul A. Novelly, and their respective affiliates. The merger is expected to be completed in the first quarter of 2001.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 329 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Products pipelines.

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